EXHIBIT 99.1

             BankFirst Corp Announces 500,000 Share Stock Repurchase


Knoxville, Tennessee -- (January 11, 2000) -- BankFirst Corporation (Nasdaq:
BKFR; www.bankfirst.net) announced today that its Board of Directors has authorized the Company to acquire up to 500,000 shares of its Common Stock, representing up to approximately 4.4% of the total common shares outstanding.

The shares will be acquired from time to time in open market transactions, in block purchases or otherwise, and will be available for general corporate purposes. The timing, volume and price of purchases will be at the discretion of management and the BankFirst Corporation Board, and will also be contingent upon overall financial and market conditions.

BankFirst Corporation is a financial services holding company headquartered in Knoxville, Tennessee. Its affiliate banks, BankFirst and First National Bank and Trust Company, provide a full line of financial services through offices in six East Tennessee counties. Knoxville-based BankFirst has 25 offices and 42 ATMs in Knox, Blount, Loudon, Sevier, and Jefferson counties. The First National Bank and Trust company, based in Athens, has six offices and eight ATMs in McMinn County. The Company provides trust and brokerage services through BankFirst Trust Company, with mortgage services provided through Curtis Mortgage Company.

CONTACT:  BankFirst Corporation, Knoxville
          Sharon O. Woods   865-595-1158



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